Exhibit 10.4
Castle Biosciences, Inc.
Non-Employee Director Compensation Policy
Adopted: June 8, 2019
Amended: May 7, 2021 (the “Effective Date”)

Each member of the Board of Directors (the “Board”) of Castle Biosciences, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service. This policy is updated and effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Commencing at the beginning of the first calendar quarter following the Effective Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.Annual Board Service Retainer
a.All Eligible Directors: $40,000

2.Annual Board Chair Service Retainer (in addition to Board Service Retainer):
a.Chair of the Board: $40,000

3.Annual Committee Member Service Retainer (committee chairs will not receive this retainer in addition to the Committee Chair Service Retainer):
a.Member of the Audit Committee: $10,000
b.Member of the Compensation Committee: $7,500
c.Member of the Nominating and Corporate Governance Committee: $5,000

4.Annual Committee Chair Service Retainer:
a.Chair of the Audit Committee: $20,000
b.Chair of the Compensation Committee: $15,000
c.Chair of the Nominating and Corporate Governance Committee: $10,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2019 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be Nonstatutory Stock Options (as defined in the Plan), with a term of 10 years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan) and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.

(a) Automatic Equity Grants.

(i) Initial Grants for New Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director (or, if such date is not a market trading day, the first market trading day thereafter), be granted two equity awards (the “Initial Grants”)

having an aggregate value of $350,000, which shall be comprised of a Nonstatutory Stock Option to purchase shares of common stock (the “Initial Option Grant”) and a restricted stock unit (“RSU”) award covering shares of common stock (the “Initial RSU Grant”). The total number of shares subject to the Initial Grants will be calculated as follows:

•First, the number of stock option equivalent shares equal to the aggregate value of the Initial Grants (the “Total Initial Shares”) will be determined in accordance with the Company’s Black-Scholes valuation methodology for stock options, assuming solely for such valuation purposes a fair value of the Company’s common stock and an assumed exercise price equal to the average of the closing prices of the Company’s common stock for each trading day within the 30 calendar days prior to the grant date (such price, the “Average Price”) as well as other relevant assumptions consistent with the Company’s option valuation policies used for financial reporting purposes (the “30-Day Black-Scholes Method”), rounded down to the nearest whole share.

•Next, the Total Initial Shares shall be allocated as follows: (x) 67% of the Total Initial Shares, rounded down to the nearest whole number, shall be subject to the Initial Option Grant; and (y) 33% of the Total Initial Shares, divided by two and rounded to the nearest five shares, shall be subject to the Initial RSU Grant.

In the event that more than one Non-Employee Director is elected or appointed within a single calendar year, for each Non-Employee Director elected or appointed after the first election or appointment of a Non-Employee Director in such calendar year (each, a “Subsequent Director”), if the Average Price calculated for purposes of determining the Total Initial Shares underlying the Initial Grants for a Subsequent Director has not increased or decreased more than 10% compared to the Average Price calculated for purposes of determining the Total Initial Shares underlying the Initial Grants for the first Non-Employee Director elected or appointed in that same calendar year (the “First Director”), then the Total Initial Shares underlying the Initial Grants for such Subsequent Non-Employee Director shall be equal to the Total Initial Shares calculated for the First Director.

1/3rd of the shares subject to the Initial Option Grant will vest one year from the date of grant, with the remainder vesting in equal monthly installments over the remaining two-year period. The shares subject to the Initial RSU Grant will vest in a series of three successive equal annual installments over the three-year period measured from the date of grant.

(ii) Annual Grants. Without any further action of the Board, at the close of business on the date of each Annual Meeting of Stockholders following the Effective Date, each person who is then a Non-Employee Director will automatically be granted two equity awards (the “Annual Grants”) having an aggregate value of $175,000, which shall be comprised of a Nonstatutory Stock Option to purchase shares of common stock (the “Annual Option Grant”) and a RSU award covering shares of common stock (the “Annual RSU Grant”). Notwithstanding the foregoing, any Non-Employee Director who was not appointed to the Board prior to the Board’s first meeting of the Company’s first fiscal quarter shall not receive an Annual Grant for that year. The total number of shares subject to the Annual Grants will be calculated as follows.

•First, the number of stock option equivalent shares equal to the aggregate value of the Annual Grants (the “Total Annual Shares”) will be determined in accordance with the 30-Day Black-Scholes Method, rounded down to the nearest whole share.

•Next, the Total Annual Shares shall be allocated as follows: (x) 67% of the Total Annual Shares, rounded down to the nearest whole number, shall be subject to the Annual Option Grant; and (y) 33% of the Total Annual Shares, divided by two and rounded to the nearest five shares, shall be subject to the Annual RSU Grant.

The shares subject to each Annual Grant will vest in full on the one-year anniversary of the date of grant.

(b) Vesting; Change in Control. All vesting is subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change in Control.

(c) Remaining Terms. The remaining terms and conditions of each award, including transferability, will be as set forth in the Company’s Director Option Grant Package in the form adopted from time to time by the Board.

Eligible Director Compensation Limit

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Eligible Director is entitled to receive under this Policy shall be subject to the limits set forth in Section 3(d) of the Plan.

Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.